Exhibit 10.9

RESTRICTED STOCK UNIT AGREEMENT

BETWEEN ALERE INC. AND NAMAL NAWANA

Name of Grantee:	Namal Nawana

Number of RSUs:	110,000

Grant Date:	December 30, 2012

Pursuant to the Written Consent in Lieu of Meeting of the Compensation Committee of the Board of Directors of Alere Inc. (the “Committee”) dated October 16, 2012, Alere Inc. (the “Company”) hereby grants to the Grantee named above an award (the “Award”) consisting of restricted stock units (“RSUs”) representing the right to receive up to 110,000 shares of common stock, par value $0.001 per share (the “Stock”) of the Company, subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (this “Agreement”). The Award shall be governed exclusively by the terms of this Agreement and is not offered under or otherwise subject to any stock option or equity incentive plan maintained by the Company. By accepting the Award, the Grantee: (a) represents that the he has read and is familiar with the terms and conditions set forth in this Agreement, (b) accepts the Award subject to all of the terms and conditions set forth in this Agreement, (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement, and (d) acknowledges receipt of a copy of this Agreement.

1. Administration.

(a) The Award and this Agreement shall be administered by either the Committee or a committee of at least two independent directors, as determined by the Committee (the “Administrator”).

(b) The Administrator shall have the power and authority to take all actions necessary and advisable to administer this Award, including, without limitation:

(i) to determine and modify from time to time the terms and conditions, including restrictions, of the Award;

(ii) to determine whether, to what extent, and under what circumstances the Award may be settled, canceled, forfeited or substituted.

(iii) to accelerate at any time the vesting of all or any portion of any Award;

(iv) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of this Award and for its own acts and proceedings as it shall deem advisable;

(v) to interpret the terms and provisions of the Award (including related instruments, if any);

(vi) to make all determinations it deems advisable for the administration of this Award;

(vii) to decide all disputes arising in connection with this Award; and

(viii) to make any adjustments or modifications to the Award deemed necessary or advisable to comply with applicable laws.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and the Grantee.

(c) Neither the Board of Directors of the Company (the “Board”), the Committee nor the Administrator shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Agreement, and the members of the Board, the members of the Committee and the Administrator shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage that may be in effect from time to time.

2. Nature of the Award. The Award consists of a bookkeeping entry representing the equivalent of one share of Stock for each RSU granted under this Agreement and represents an unfunded and unsecured obligation of the Company. With respect to payment for any portion of the Award not received, the Grantee shall have no rights greater than those of a general creditor of Company. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock with respect to the Award, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

3. Vesting. Subject to Sections 5 and 9 of this Agreement, the Award shall vest in three installments on the first, second and third anniversaries of the grant date specified above (the “Grant Date”), as follows:

Shares of Stock	Vesting Date

5,000	first anniversary of the Grant Date

5,000	second anniversary of the Grant Date

100,000	third anniversary of the Grant Date

Notwithstanding anything to the contrary in the foregoing, the Administrator may cause an Award to vest prior to the Vesting Dates set forth above in order to satisfy any Tax-Related Items (as defined below) that arise prior to the date of payment of the Award, subject to the limitations set forth in Section 11(e) of this Agreement.

4. Payment.

(a) The Award shall be settled by the delivery of Stock, which shall be distributed to the Grantee not later than 30 days following the earlier of (i) each Vesting Date as set forth in Section 3 of this Agreement, or (ii) the date the Award vests pursuant to Section 5 or 9 of this Agreement. Notwithstanding anything to the contrary in the foregoing, any portion of the Award that constitutes “non-qualified deferred compensation” (“NQDC”) subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), that vests upon (i) the Grantee’s termination of employment pursuant to Section 5 shall be paid on the date that the Grantee experiences a “separation from service,” in accordance with the requirements of Section 409A or (ii) a Change of Control shall be paid in accordance with Section 9 of this Agreement.

(b) Certificates representing the shares of Stock, or their electronic equivalent, received upon vesting of any portion of the Award shall be issued and delivered to the Grantee upon compliance, to the satisfaction of the Administrator, with all requirements under applicable laws or regulations in connection with such issuance, including, but not limited to, applicable securities laws and stock exchange rules, and with the requirements of this Agreement. The determination of the Administrator as to such compliance shall be final and binding on the Grantee.

(c) The Grantee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Agreement unless and until (i) the underlying RSUs have become vested pursuant to the terms of this Agreement, (ii) the Company shall have issued and delivered the certificates representing the shares of Stock to the Grantee, and the Grantee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(d) The Award shall be subject to the Company’s insider trading policy, as in effect from time to time.

5. Termination of Employment.

(a) Termination Due to Death or Disability. If the Grantee’s employment terminates by reason of death or disability (as determined by the Administrator) before any portion of the Award has vested, the vesting of the Award shall be accelerated in full as of the date of the Grantee’s termination and payment shall be made to the Grantee’s legal representative or legatee in accordance with Section 4 of this Agreement.

(b) Termination for Cause. If the Grantee’s employment terminates for Cause, any RSUs held by the Grantee shall terminate immediately and be of no further force and effect. For purposes of this Agreement, “Cause” shall mean: (i) any material breach by the Grantee of any agreement between the Grantee and the Company; (ii) the conviction of or a plea of nolo contendere by the Grantee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Grantee of the Grantee’s duties to the Company. If it is discovered that Grantee’s employment could have been terminated for Cause but such information was not known by the Company, the date of termination of employment shall be deemed to be the date on which the act constituting Cause took place. In the event that the Grantee has received Stock in settlement of the Award after he has committed an act constituting Cause, the Administrator may take action to recover the Stock and any gains by the Grantee in respect of such Stock.

(c) Other Termination. If the Grantee’s employment is terminated (i) by the Company without Cause prior to the third anniversary of the Grant Date, or (ii) voluntarily by the Grantee (except in circumstances where Grantee’s employment could have been terminated for Cause as of the date of such voluntary termination) on or following the first anniversary of the Grant Date, and unless otherwise determined by the Administrator, the Award shall vest in its entirety and payment shall be made in accordance with Section 4 of this Agreement.

The Administrator’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and his legal representatives or legatees.

6. Amendment and Termination. Subject to requirements of law or any stock exchange rules that would require a vote of the Company’s shareholders, the Administrator may, at any time, amend or cancel the Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under the Award without the Grantee’s consent. Nothing in this Section 6 shall limit the Administrator’s authority to take any action permitted pursuant to Section 8 of this Agreement.

7. Changes in Stock. Subject to Section 8 of this Agreement, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding share of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in the number and kind of shares or other securities subject to any unvested Awards then outstanding under this Agreement. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under this Agreement resulting from any such adjustment, but the Administrator may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to the Award and the terms of the Award to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate.

8. Mergers and Acquisitions. In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), upon the effective time of the Sale Event, this Agreement and any portion of the Award outstanding hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new awards of the successor entity or parent thereof, with appropriate adjustments as to the number and kind of shares as such parties shall agree (after taking into account any acceleration hereunder).

9. Change of Control. Upon the occurrence of a Change of Control as defined in this Section 9, the Award will vest in its entirety and payment shall be made in accordance with Section 4 of this Agreement, provided that any portion of the Award constituting NQDC that vests upon a Change of Control and the Change of Control does not constitute a “change in control event” for purposes of Section 409A, [the Award shall instead be paid on the earliest to occur of the vesting dates set forth in Section 3 of the Agreement or a “separation from service,” within the meaning of Section 409A].

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one of the following events:

(i)	any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule l2b-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in excess of 50% of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) or (B) the then outstanding shares of Stock (in either such case other than as a result of an acquisition of securities directly from the Company); or

(ii)

persons who, as of the Grant Date, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Grant Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or

(B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)	the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 80% of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or

(iv)	the approval by the stockholders of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person in excess of 50% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns in excess of 50% of the combined voting power of all then outstanding Voting Securities, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

10. Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. Notwithstanding the foregoing, upon approval of the Administrator following submission of a petition for such transfer from the Grantee to the Administrator and the written agreement of the proposed transferee to be bound by the terms of this Agreement, the Award may be transferred to the Grantee’s spouse, children (natural or adopted) or stepchildren, a trust for the sole benefit of one or more such family members of which the Grantee is the settlor, or a family limited partnership or family limited liability company of which the limited partners or members, as the case may be, consist solely of one or more such family members.

11. Tax Withholding.

(a) Regardless of any action the Company or the Grantee’s employer, if different, (the “Employer”) takes with respect to any or all income tax, social insurance contributions, payroll tax, payment on account or other tax-related items related to this Agreement and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of shares of Stock acquired pursuant to the Award and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to the relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at the Company’s discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding in shares of Stock to be issued upon settlement of the RSUs. In the event that such withholding in shares of Stock is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Grantee’s acceptance of the RSUs, the Grantee authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on the Grantee’s behalf a whole number of shares from those shares of Stock issued to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.

(c) Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent.

(d) Finally, the Grantee shall pay to the Company or the Employer, including through withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of this Agreement that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds from the sale of shares if the Grantee fails to comply with his obligations in connection with the Tax-Related Items.

(e) Notwithstanding anything in this Section 11 to the contrary, to avoid a prohibited acceleration under Section 409A, if shares of Stock underlying the Award will be withheld (or sold on the Grantee’s behalf) to satisfy any Tax Related Item arising prior to the date of payment of the Award for any portion of the Award that is considered NQDC, then the number of shares of Stock withheld (or sold on the Grantee’s behalf) shall not exceed the number of shares of Stock that equals the liability for Tax-Related Items.

12. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, shares of Stock underlying the RSUs shall not be issued unless such shares are then registered under the Act or, if such shares are not then registered, the Company has determined that such issuance is exempt from the registration requirements of the Act.

13. Miscellaneous.

(a) Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Grantee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b) This Agreement and the Award do not confer upon the Grantee any rights with respect to continuance of employment by the Company or the Employer and shall not interfere with the ability of the Company or the Employer to terminate the Grantee’s employment relationship at any time.

14. Code Section 409A. It is the intent that the Award shall be either exempt from or compliant with the requirements of Section 409A, and any successor Code, and related rules, regulations and interpretations, and the Award shall be interpreted, construed and operated to reflect this intent. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that the Award qualifies for the exemption from, or complies with the requirements of, Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A if compliance is not practical; provided, however, that the Company makes no representation that the Award will be exempt from or will comply with Section 409A, and makes no undertaking to amend the Award to preclude Section 409A from applying to the Award or to ensure that the Award complies with Section 409A. Nothing in this Agreement shall provide a basis for any person to take any action against the Company or any of its affiliates based on matters covered by Section 409A, including the tax treatment of any amounts paid under this Award, and neither the Company nor any of its affiliates will have any liability under any circumstances to the Grantee or any other party if the Award, the delivery of shares of Stock upon vesting/payment of the Award or other payment or tax event hereunder that is intended to be exempt from, or compliant with, Section 409A, is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

To the extent that any portion of the Award is determined to constitute NQDC, the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any portion of an Award that is NQDC and is payable upon a “separation from service” (within the meaning of Section 409A) and the Grantee is then considered a “specified employee” (within the meaning of Section

409A), then the Award shall be paid on the earlier of the first business day following (i) the expiration of the six-month period after the Grantee’s separation from service, or (ii) the Grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, settlement of any portion of the Award that is NQDC many not be accelerated or postponed except to the extent permitted by Section 409A.

15. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s rights under this Agreement or the Grantee’s acquisition or sale of the underlying shares of Stock. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her acceptance of the Award and before taking any action related to this Agreement.

16. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement or the Award by electronic means or request the Grantee’s consent to receive such documents by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to use the electronic system established and maintained by the Company or a third party designated by the Company to facilitate the administration of the Award and this Agreement.

17. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18. Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

19. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and any shares of Stock acquired under this Agreement and pursuant to the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20. Governing Law and Venue.

(a) The Award granted hereunder and the provisions of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

(b) For purposes of litigating any dispute that may arise from the Award or this Agreement, the parties hereby submit and consent to the jurisdiction of the Commonwealth of Massachusetts, and agree that any such litigation shall be conducted only in the courts of Middlesex County, Massachusetts, or the federal courts for the United States for the District of Massachusetts, where this Agreement is made and/or to be performed.

For: ALERE INC.

/s/ DAVID TEITEL
By: David Teitel
Title: Chief Financial Officer and Treasurer

By executing this Agreement, the Grantee agrees to the terms and conditions set forth herein.

Namal Nawana

Chief Operations Officer

33 Westcliff Rd.

Weston, MA 02493

Date:     February 1, 2013

Signature: /s/ NAMAL NAWANA